Filed pursuant to Rule 433
Registration Statement No. 333-134419
$1Bln HSBC Credit Card Master Note Trust (USA) I, Series 2006-1, (HMNT 2006-1) 100% Pot HSBC Lead, Co-Managers: ABN, BOA & DB

	Amount	Ratings			Exp	Legal
CL Price	(US$MM)	(F/M/S&P)	WAL	Des	Final	Final	Bench	Spr	Coup
A	917.127	AAA/Aaa/AAA	3.00	Fxd	9/15/09	6/15/2012	Swaps	+0	5.10
99.98504
B	82.873	A/A2/A	3.00	Flt	9/15/09	6/15/2012	1ML	+14
100.00
•	Pricing: Approximately 2:15pm

•	Expected Settlement: 9/15/06

•	First Payment Date: 10/16/06

•	ERISA Eligible
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting edgar on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-811-8049. ANY OTHER LEGENDS AND/OR DISCLAIMERS THAT APPEAR ELSEWHERE ON THIS COMMUNICATION ARE NOT APPLICABLE AND SHOULD BE DISREGARDED. SUCH LEGENDS AND /OR DISCLAIMERS ARE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION.